UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 25, 2016

ALIGN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway
San Jose, California 95131
(Address of principal executive offices, including zip code)

(408) 470-1000
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 25, 2016, Align Technology, Inc. (the "Company") and SmileDirectClub, LLC ("SDC") entered into a Class C Non-incentive Unit Purchase Agreement (the "Unit Purchase Agreement"), which provides, among other things, for the Company to acquire a 17% equity interest in SDC through the purchase of Class C Non-incentive Units (the "Company Units") for $46.7 million.  Pursuant to the Unit Purchase Agreement, the Company obtained certain rights, including, without limitation, (i) a right to appoint one of the board members of SDC, (ii) a right to receive certain information from SDC, and (iii) a right to participate in future issuances of certain securities of SDC (the "Investment").  The foregoing description of the Unit Purchase Agreement is qualified in its entirety by reference to the Unit Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company and SDC also entered into a Strategic Supply Agreement (the "Supply Agreement") and a Loan and Security Agreement (the "Loan Agreement"). Pursuant to the Supply Agreement, the Company will manufacture and sell certain clear aligner products ("SmileDirectClub Aligners") to SDC.  SDC will have the exclusive right to distribute the SmileDirectClub Aligners in the United States and Canada, as well as a right of first negotiation with respect to any other territory in the world in which a party chooses to make aligner products available.  The Company may terminate the foregoing exclusivity if SDC fails to meet certain annual minimum purchase thresholds.  In consideration for the sale of SmileDirectClub Aligners and the exclusive and other rights contained in the Supply Agreement, the Company will  sell each SmileDirectClub Aligner to SDC based on a pre-negotiated price that is based on the annual volume of SmileDirectClub Aligners purchased by SDC. The term of the Supply Agreement expires on December 31, 2019.  The parties may terminate the Supply Agreement prior to the expiration of the term under certain circumstances.

Pursuant to the Loan Agreement, the Company agreed to make a loan of up to $15.0 million in one or more advances to SDC (the "Loan Facility"). Available advances under the Loan Facility are subject to a borrowing base of 80% of SDC's eligible accounts receivable, determined in accordance with the terms of the Loan Agreement, and the satisfaction of other customary conditions.  The advances bear interest, paid quarterly, at the rate of 7% per annum. Advances that are repaid or prepaid may be reborrowed. All outstanding principal of and accrued and unpaid interest on the advances are due and payable on July 25, 2021. SDC's obligations in respect of the Loan Agreement are secured by a security interest in substantially all of SDC's assets.  Additionally, SDC's subsidiaries, if any, may be required to become guarantors in respect of such obligations and to provide a security interest in substantially all of their respective assets at the Company's option. The Loan Agreement contains customary affirmative covenants and negative covenants and customary events of default.

In connection with the Investment, the Company also became a party to the Amended and Restated Operating Agreement of SDC (the "Operating Agreement"). During the term of the Supply Agreement and for a period of 12 months thereafter,  the Company will be subject to certain restrictive covenants limiting its ability  to, among other things, establish a doctor-led, at-home distribution channel outside the scope of the Supply Agreement.  Upon a sale of SDC, the Company will no longer be subject to the restrictive covenants.  In the event that the Company breaches any of the restrictive covenants, the other members of SDC will have the right to purchase all of the Company Units for a purchase price equal to the capital account balance of the Company as of the last day of the most recently completed calendar month preceding the date of such breach, as determined in the reasonable discretion of the board of directors of SDC.

Item 8.01	Other Events.

On July 28, 2016, Align issued a press release announcing the execution of the agreements referenced above. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Class C Non-incentive Unit Purchase Agreement dated July 25, 2016.
99.1	Press release dated July 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY, INC.

By:	/s/ Roger E. George
Roger E. George Vice President, Corporate and Legal Affairs and General Counsel

Date:  July 28, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Class C Non-incentive Unit Purchase Agreement July 25, 2016.

99.1	Press release dated July 28, 2016.